CARNEGIE BANCORP


FOR IMMEDIATE RELEASE
---------------------
                        CARNEGIE BANCORP ATTAINS HIGHEST

                          QUARTERLY EARNINGS IN HISTORY


     PRINCETON, NEW JERSEY -- April 14, 1997. Carnegie Bancorp announced today that it had posted its highest quarterly net income after taxes in its history. For the quarter ended March 31, 1997, Carnegie earned $767,000, compared to $606,000 for the same period last year, an increase of almost 27%. Primary and fully diluted net income per share for the first quarter of 1997 was $.33 per share, compared to $.29 per share for both primary and fully diluted net income for the first quarter in 1996.

     Prior to this unprecedented quarter, Carnegie's record quarterly earnings were posted at March 31, 1996. The primary reasons for the significant increase in earnings have been the growth of the Company's four newest branches (Toms River, Montgomery and Flemington, New Jersey and Langhorne, Pennsylvania) to profitable operations, as well as the tremendous loan growth in 1996.

     Shares outstanding increased to 2,080,526 at March 31, 1997, compared to 1,754,441 at March 31, 1996.

     As of March 31, 1997, total loans increased to over $266 million, or an increase of nearly 48% over the same period last year. Carnegie posted nearly $383 million in total assets and over $341 million in total deposits, increases of nearly 43% and 45% respectively, compared to 1996.

     Carnegie Bank, N.A. is the single subsidiary of Carnegie Bancorp. The bank serves small businesses, professionals and high net worth individuals through its branch offices located in Princeton, Hamilton, Marlton, Denville, Toms River, Montgomery Township, Flemington, New Jersey and Langhorne, Pennsylvania. The Company's stock is listed on the Nasdaq National Market System. Its trading symbol for common stock is CBNJ and CBNJW for warrants.



FOR FURTHER INFORMATION, PLEASE CONTACT: Thomas L. Gray, Jr., President
                                         (609) 521-0601


619 ALEXANDER RD., PRINCETON, NJ 08540 o 609-520-0601 o FAX 609-452-2492